Exhibit 4.6

AMENDMENT TO COMMON STOCK PURCHASE WARRANTS

This Amendment to Common Stock Purchase Warrants (this “Amendment”) dated this 6th day of March 2026, by and among Calidi Therapeutics, Inc., a Delaware corporation (the “Company”) and 3i, LP (the “Holder”).

WHEREAS, the Holder is the current holder of certain warrants of the Company as set forth on Schedule I annexed hereto (collectively, the “Existing Warrants”); and

WHEREAS, the Company and the Holder desire to amend the exercise price of the Existing Warrants as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective upon the closing of a public offering of securities of the Company pursuant to that certain Underwriting Agreement between the Company and Ladenburg Thalmann & Co. Inc., as the representative of the several underwriters, if any, named in Schedule I thereto, dated March 6, 2026 and pursuant, to the Company’s registration statement on Form S-3 (File No. 333-284229) including the prospectus contained therein and a prospectus supplement, the exercise price of the Existing Warrants held by the Holder is hereby amended so that the exercise price shall be $0.50, subject to further adjustment as set forth in the Existing Warrants and any other document governing the terms thereunder.

2. Except as modified herein, the terms of the Warrant shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Calidi Biotherapeutics, Inc.

By:
Name:	Andrew Jackson
Title:	Chief Financial Officer

[HOLDER]

By:
Name:
Title:

Schedule I

Existing Warrants